Exhibit 99.1

CONTACT:
Kenneth A. Posner
Chief of Investment Analytics
Phone: (704) 554-5901
E-mail: Kposner@cbfcorp.com

CAPITAL BANK FINANCIAL CORP. REPORTS FIRST-QUARTER NET INCOME OF $0.10 AND CORE NET INCOME OF $0.17 PER DILUTED SHARE

Coral Gables, Fla. - (April 19, 2013) - Capital Bank Financial Corp. (Nasdaq: CBF) today reported first quarter 2013 net income of $5.6 million, or $0.10 per diluted share compared with net income of $5.3 million or $0.10 per diluted share, for the fourth quarter of 2012 and net income of $6.2 million, or $0.12 per diluted share, for the first quarter of 2012. Results for the first quarter of 2013 included $2.6 million of contingent value right (“CVR”) expense, $1.6 million of non-cash equity compensation associated with original founder awards, $0.3 million of loss on extinguishment of debt related to $34.5 million in prepayments of trust preferred securities and $0.1 million of merger related costs. Excluding these items, core net income, a non-GAAP measure, for the first quarter of 2013 was $9.4 million or $0.17 per diluted share as compared to core net income of $9.3 million, or $0.17 per diluted share for the fourth quarter of 2012. The reconciliation of non-GAAP measures (including core net income, tangible book value and tangible book value per share), which the Company believes facilitate the assessment of its banking operations and peer comparability, is included in tabular form at the end of this release.

Gene Taylor, Chairman and Chief Executive Officer of Capital Bank, commented, “During the first quarter, we saw a continuation of the strong asset generation we experienced in the fourth quarter, along with improvement in our operating, OREO, and deposit expenses. We regard a low-cost, stable deposit base as the foundation for a strong bank. We’ve also had considerable success recruiting highly experienced lenders for our Tennessee commercial team, which we expect will contribute to strong performance in that market throughout the remainder of the year.”

Operating and financial highlights for the first quarter include the following:

•	Originated $251.4 million of new loans for the quarter, demonstrating continued execution of the Company’s organic growth strategies.

•	Cost of deposits declined 3 basis points during the quarter to 0.46%.

•	Provision expense of $6.9 million included a $7.8 million charge related to deterioration in a $9.2 million commercial credit.

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•	Capital Bank Financial Corp. ended the first quarter with a tier 1 leverage ratio of 13.2% and held $86.9 million in cash and cash equivalents.

•	Completed the first quarter with tangible book value of $17.89 per share, an increase of $0.15.

Chris Marshall, Chief Financial Officer of the Company, commented, “We had continued improvement in revenue, margin and efficiency in the quarter that was right in line with our expectations, but credit costs are still higher than we would hope. We expect to see more of our core performance translate into improved net income during the balance of the year.”

Financial Discussion

The Company’s banking operations began with the acquisitions of three banks from the FDIC on July 16, 2010 and subsequently included the acquisitions of TIB Financial Corp. on September 30, 2010, Capital Bank Corporation on January 28, 2011, Green Bankshares, Inc. on September 7, 2011 and Southern Community Financial Corporation on October 1, 2012. Accordingly, operating results for the three months ended March 31, 2013 and 2012 are not generally comparable.

For the acquisition of Southern Community, estimated fair values of assets acquired and liabilities assumed are based on the information that is available and the Company believes this information provides a reasonable basis for estimating these fair values. If additional information or evidence is obtained during the measurement period, this may result in changes to the estimated fair value amounts.

Loan Portfolio Growth and Composition

During the first quarter, the loan portfolio decreased by $88.6 million, or 2%, to $4.6 billion from $4.7 billion at December 31, 2012, as originations of $251.4 million were offset by $67.9 million of resolutions of problem loans and strategic paydowns and $272.1 million of principal repayments.

The relative composition of the Company’s loan portfolio at the end of the first quarter of 2013 and the fourth and first quarter of 2012 was as follows:

	March 31, 2013	December 31, 2012	March 31, 2012
Commercial real estate	31%	31%	34%
Commercial	37%	37%	34%
Consumer	30%	30%	30%
Other	2%	2%	2%
Total	100%	100%	100%

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At March 31, 2013, commercial real estate loans and commercial loans remained consistent with the prior quarter.

For the first quarter of 2013, the loan portfolio yield increased to 6.37% from 6.04% for the fourth quarter of 2012, reflecting the increased yields of acquired impaired loans. This increase resulted from overall improvement in our most recent estimates of cash flows, substantially related to the Company’s legacy Green Bankshares portfolio, with smaller positive and negative adjustments in its other markets. Accordingly, the average yield for acquired impaired loans increased from 6.52% as of the end of the fourth quarter to 7.13% at the end of the first quarter.

Deposit Growth, Composition, and Yields

During the first quarter, total deposits decreased to $5.7 billion from $5.9 billion at December 31, 2012. The $174.2 million decrease was primarily a result of continued planned shrinkage in high-cost legacy time deposits. Core deposits now make up 66.3% of total deposits as compared to 64.7% in the fourth quarter of 2012.

The cost of deposits declined during the quarter to 0.46% from 0.49% for the fourth quarter of 2012 due to the greater proportion and a higher average balance of low-cost core deposits during the first quarter, as well as a decline in average rate on all deposit types, led by a 10 basis point decline in money market rates. The cost of core deposits declined from 0.22% to 0.15%.

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2013 increased by approximately $1.8 million, or 2.7%, to $67.8 million, from $66.0 million for the fourth quarter of 2012 and increased $4.0 million, or 6.2%, from the first quarter of 2012. The main driver of the increase in net interest income for the quarter was additional accretion from legacy loan portfolios.

The net interest margin for the quarter was 4.41%, an increase of 30 basis points, which was also largely driven by additional accretion from legacy loan portfolios. Also contributing to the increased margin were increased securities yields, as the Company redeployed certain short-duration securities acquired in the Southern Community acquisition during prior quarter into moderate duration securities consistent with its low-risk liquidity strategy, as well as the decline in rates across all deposit types led by money market accounts and the reduction in high coupon trust preferred debt as it pre-paid $34.5 million during the first quarter. New originations, which were booked at an average yield of 4.38%, partially offset the loan yield increase and funding cost savings.

Non-Interest Income

Non-interest income decreased $4.5 million to $10.9 million for the first quarter of 2013 from $15.4 million for the fourth quarter of 2012 and decreased $3.9 million from $14.8 million for the first quarter of 2012. The decrease in the first quarter was driven by a quarter over quarter

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decrease in FDIC indemnification asset income of $2.5 million as result of improvements in our expectations for future cash flows for acquired impaired loans, mortgage fees declined $0.8 million from the fourth quarter due to reduced volumes of sold mortgage loans and lower gain on sale margins and the absence of $0.8 million of prior quarter other income settlement.

During the first quarter, a larger percentage of mortgage loan production was retained in our portfolio as product type and pricing met our balance sheet objectives. The Company typically sells longer duration fixed rate products and retains shorter duration ARM and variable rate products it originates.

Provision for Loan Losses and Credit Quality

The provision for loan losses of $6.9 million recorded for the first quarter of 2013 includes approximately a $10.0 million provision for newly originated loans (including the impact of net charge-offs of $5.5 million and specific reserves of $3.7 million) partially offset by $3.1 million in impairment reversals due to improvements in our expectations for future cash flows for acquired impaired loans.

The provision for loan losses included a charge of $7.8 million for a single commercial credit relationship that has had a sudden and unusual deterioration associated with suspected fraud.  For that reason the Company cannot depend on borrower supplied financial statements and therefore valuation of collateral associated with this credit is uncertain. In determining the amount of the charge, the Company has assumed no collateral value, except for verified cash balances being held in escrow of $1.4 million.

The provision for originated loans served to increase the allowance to 1.24% of $1.6 billion in originated loans outstanding.

During the first quarter, non-performing loans remained consistent with fourth quarter 2012 at 7.8% of total loans. Acquired impaired loans greater than 90 days past due and still accruing decreased by $11.4 million or 3.1% to $341.3 million at the end of the quarter. Nonaccrual loans and loans greater than 90 days past due and still accruing decreased by $7.0 million to $359.6 million during the period.

Non-Interest Expense

Non-interest expense decreased to $61.0 million for the first quarter of 2013 from $68.4 million for the fourth quarter of 2012 and decreased from $63.2 for the first quarter of 2012. The main driver of the decrease for the quarter was a decline of $6.0 million in salary related expense and stock based compensation, and $2.4 million decrease in foreclosed asset related expense, which were offset in part by a $2.6 million expense associated with the CVR as a result of improvements in our legacy Green Bankshares portfolio.

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Stock based compensation declined $2.2 million due to lower non-cash amortization associated with founders’ grants of $1.6 million compared to $3.8 million during the fourth quarter of 2012. The remaining decline in non-interest expense was primarily attributable to cost savings subsequent to the fourth quarter 2012 Southern Community acquisition and the associated reduction in salary and operational related expenses.

Income Tax Expense

During the first quarter, the expense associated with the valuation adjustment for the CVR issued in connection with the acquisition of Green Bankshares in 2011 resulted in an income tax rate for the quarter of 48.5%, since any payout would not be a deductible expense for income tax purposes. Excluding the non-deductible impact of the valuation adjustment for the CVR, the Company’s tax rate for the period was 37.8%.

Financial Position

Total assets decreased by $0.2 billion to $7.1 billion as of March 31, 2013 from $7.3 billion as of December 31, 2012, due mainly to a $0.2 billion reduction in time deposits and its associated effect on cash.

Cash and cash equivalents decreased to $510.5 million at the end of the first quarter from $734.9 million as of December 31, 2012, due to the prepayment of $34.5 million of a high cost trust preferred security issuance and the $0.2 billion decline in deposits. The Company’s investment securities increased by $125.2 million as excess liquidity was invested in high quality securities increasing the available for sale portfolio to $1.1 billion at March 31, 2013.

Total shareholders’ equity increased by $5.3 million during the quarter to $1.2 billion at March 31, 2013. Tangible book value per share was $17.89 as of March 31, 2013. During the period the Company’s Board of Directors authorized a $50.0 million stock repurchase program, and the Company repurchased approximately 143,000 shares of its common stock at an average price of $17.13 per share.

The Company’s national bank subsidiary, Capital Bank N.A., reported Tier 1, Tier 1 Risk-Based and Total Risk-Based capital ratios of 12.1%, 17.4% and 18.7%, respectively, as of March 31, 2013.

Conference Call

The Company will host a conference call today at 10:30 a.m. Eastern Time. The number to call for this interactive teleconference is (719) 325-2361, and the confirmation pass code is 9178556. Please dial in 10 minutes prior to the beginning of the call. A live broadcast of the conference call will be available online at the Company’s web site at www.capitalbank-us.com, by following the link to Investor Relations. A telephonic replay of the conference call will be available through April 26, 2013, by dialing (719) 457-0820 and entering pass code 9178556. An on-line replay of the call will be available at the same site for 90 days.

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Forward Looking Statements

Information in this press release contains forward-looking statements. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption “Risk Factors” in the  annual report on Form 10-K and other periodic reports filed by us with the Securities and Exchange Commission. Any or all of our forward-looking statements in this press release may turn out to be inaccurate. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward looking statements including, but not limited to: (1) changes in general economic and financial market conditions; (2) changes in the regulatory environment; (3) economic conditions generally and in the financial services industry; (4) changes in the economy affecting real estate values; (5) our ability to achieve loan and deposit growth; (6) the completion of future acquisitions or business combinations and our ability to integrate the acquired business into our business model; (7) projected population and income growth in our targeted market areas; and (8) volatility and direction of market interest rates and a weakening of the economy which could materially impact credit quality trends and the ability to generate loans. All forward-looking statements are necessarily only estimates of future results and actual results may differ materially from expectations. You are, therefore, cautioned not to place undue reliance on such statements which should be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

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About Capital Bank Financial Corp.

Capital Bank Financial Corp. is a national bank holding company, formed in 2009 to create a premier regional banking franchise in the southeastern United States. CBF is the parent of Capital Bank N.A., a national banking association with approximately $7.1 billion in total assets as of March 31, 2013 and 164 full-service banking offices throughout Florida, North Carolina, South Carolina, Tennessee and Virginia. To learn more about Capital Bank, N.A., please visit www.capitalbank-us.com.

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CAPITAL BANK FINANCIAL CORP.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)
	For the Quarter Ended
	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Interest and dividend income	$76,814	$76,122	$69,438	$72,893	$74,141
Interest expense	8,992	10,115	9,104	9,548	10,289
Net Interest Income	67,822	66,007	60,334	63,345	63,852

Provision for loan losses	6,904	4,370	5,771	6,608	5,376
Non-Interest Income
Service charges on deposit accounts	6,342	6,630	5,058	6,332	5,991
Debit card income	2,836	2,724	2,442	2,589	2,761
Fees on mortgage loans sold	1,241	2,074	1,612	1,205	1,103
Investment advisory and trust fees	96	156	85	142	152
FDIC indemnification asset accretion (expense)	(2,169)	317	850	(164)	322
Investment securities gains, net	-	9	4,918	933	2,759
Other-than-temporary impairment losses on investments:
Gross impairment loss	-	-	-	(38)	(6)
Less: Impairments recognized in other comprehensive income	-	-	-	-	-
Net impairment losses recognized in earnings	-	-	-	(38)	(6)

Other income	2,563	3,528	5,303	1,180	1,741
Total non-interest income	10,909	15,438	20,268	12,179	14,823

Non-Interest Expense
Salaries & employee benefits	20,819	24,661	21,295	21,654	24,002
Non-cash equity compensation	1,577	3,753	4,242	4,212	6,473
Net occupancy expense	10,730	11,031	9,355	9,584	9,290
Foreclosed asset related expense	6,822	9,222	9,649	5,150	4,207
Loan workout expenses	2,064	1,753	2,308	1,830	1,615
Conversion and merger related expenses	113	604	3,894	1,757	1,288
Professional fees	2,648	3,426	2,761	3,025	3,727
Loss on extinguishment of debt	308	-	2,946	-	321
Legal settlement expense	-	-	1,755	97	900
Impairment of intangible asset	-	202	-	-	-
Other expenses	15,959	13,796	11,166	11,325	11,410
Total non-interest expense	61,040	68,448	69,371	58,634	63,233

Income before income taxes	10,787	8,627	5,460	10,282	10,066
Income tax expense (benefit)	5,234	3,295	(32,385)	3,909	3,903
Net Income Before Attribution of Noncontrolling Interest	5,553	5,332	37,845	6,373	6,163
Net income attributable to non-controlling interests	-	-	2,762	862	910
Net income attributable to Capital Bank Financial Corp.	$5,553	$5,332	$35,083	$5,511	$5,253

Basic Earnings Per Common Share	$0.10	$0.10	$0.76	$0.12	$0.12
Diluted Earnings Per Common Share	$0.10	$0.10	$0.75	$0.12	$0.12

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CAPITAL BANK FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS
(Dollars and shares in thousands, except per share data)

	(Unaudited)
	March 31, 2013	December 31, 2012	March 31, 2012
Assets
Cash and due from banks	$93,251	$142,361	$87,637
Interest-bearing deposits with banks	417,206	592,375	611,137
Federal funds sold	-	138	11,189

Total cash and cash equivalents	510,457	734,874	709,963

Trading securities	-	-	637
Investment securities available for sale	1,131,957	1,006,744	826,274

Loans held for sale	12,588	11,276	20,746

Loans, net of deferred loan costs and fees	4,589,382	4,679,290	4,281,717
Less: Allowance for loan losses	56,307	54,896	34,749

Loans, net	4,533,075	4,624,394	4,246,968

Other real estate owned	151,788	154,267	168,781
Indemnification asset	44,261	49,417	66,282
Receivable from FDIC	7,277	8,486	13,315
Premises and equipment, net	197,171	198,457	159,730
Goodwill	147,863	147,863	115,960
Intangible assets, net	27,315	28,636	26,692
Deferred income tax asset, net	194,548	198,424	140,047
Accrued interest receivable and other assets	125,580	132,875	90,985

Total Assets	$7,083,880	$7,295,713	$6,586,380

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing demand	$901,191	$895,274	$683,258
Negotiable order of withdrawal accounts	1,274,185	1,288,742	1,087,760
Money market	1,095,240	1,125,967	868,375
Savings	508,992	492,187	296,355
Time deposits	1,919,091	2,070,698	2,189,436

Total deposits	5,698,699	5,872,868	5,125,184

Federal Home Loan Bank advances	1,415	1,460	221,018
Short-term borrowings	29,980	41,508	54,533
Long-term borrowings	146,490	180,430	140,101
Accrued interest payable and other liabilities	45,953	43,416	54,634

Total liabilities	5,922,537	6,139,682	5,595,470

Shareholders’ equity
Preferred stock $0.01 par value: 50,000 shares authorized, 0 shares issued	–	–	–
Common stock—Class A $0.01 par value: 200,000 shares authorized, 33,048, 33,025 and 20,028 shares issued and outstanding, respectively	330	330	200
Common stock—Class B $0.01 par value: 200,000 shares authorized, 22,798, 22,821 and 26,122 shares issued and outstanding, respectively	228	228	261
Additional paid in capital	1,078,372	1,076,798	890,627
Retained earnings	74,882	69,328	18,150
Accumulated other comprehensive income	9,986	9,347	7,167
Treasury stock, at cost, 143 shares	(2,455)	-	-
Noncontrolling interest	-	-	74,505

Total shareholders’ equity	1,161,343	1,156,031	990,910
Total Liabilities and Shareholders’ Equity	$7,083,880	$7,295,713	$6,586,380

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CAPITAL BANK FINANCIAL CORP.
(In thousands)
(Unaudited)

	As of	As of	As of
Loans	March 31, 2013	December 31, 2012	December 31, 2011

Non-owner occupied commercial real estate	$879,864	$895,187	$903,914
Other commercial construction and land	400,708	405,481	423,932
Multifamily commercial real estate	76,158	85,020	98,207
1-4 family residential construction and land	79,647	82,124	85,978
Total commercial real estate	1,436,377	1,467,812	1,512,031

Owner occupied commercial real estate	1,042,648	1,059,469	902,816
Commercial and industrial loans	640,299	658,328	467,047
Total commercial	1,682,947	1,717,797	1,369,863

1-4 family residential	825,978	836,112	818,547
Home equity loans	417,843	430,667	383,768
Other consumer loans	137,658	137,157	123,121
Total consumer	1,381,479	1,403,936	1,325,436

Other	101,167	101,021	95,133

Total loans	$4,601,970	$4,690,566	$4,302,463

Deposits

Noninterest-bearing demand	$901,191	$895,274	$683,258
Negotiable order of withdrawal accounts	1,274,185	1,288,742	1,087,760
Money market	1,095,240	1,125,967	868,375
Savings	508,992	492,187	296,355
Time deposits	1,919,091	2,070,698	2,189,436
Total deposits	$5,698,699	$5,872,868	$5,125,184

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CAPITAL BANK FINANCIAL CORP.
(Dollars and shares in thousands, except per share data)
(Unaudited)

	As of or for the Quarter Ended
	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Net loan charge-offs (recoveries)	$5,493	$1,060	$(344)	$1,744	$(483)
Allowance for loan losses	$56,307	$54,896	$51,587	$45,472	$40,608
Allowance for loan losses/ total loans	1.23%	1.17%	1.27%	1.08%	0.96%
Non-accrual loans	$18,353	$13,980	$11,192	$12,544	$7,021
Acquired impaired loans >90 days past due and still accruing	$341,290	$352,700	$326,453	$337,692	$348,185
Annualized net charge-offs/average loans	0.47%	0.09%	N/A	0.17%	N/A

Total interest-earning assets	$6,187,189	$6,328,902	$5,459,668	$5,520,236	$5,637,008
Other real estate owned	$151,788	$154,267	$144,621	$158,235	$169,433
Goodwill and intangibles, net of accumulated amortization	$175,178	$176,499	$139,330	$140,367	$141,551
Tax equivalent net interest margin	4.41%	4.11%	4.45%	4.60%	4.50%
Efficiency ratio	77.53%	84.04%	86.07%	77.64%	80.37%
Average diluted common shares outstanding	55,493	55,401	46,738	45,632	45,478
End of quarter common shares outstanding (net of treasury stock)	55,703	55,846	55,844	46,457	46,457
Total equity	$1,161,343	$1,156,031	$1,150,131	$1,017,683	$1,001,135
Book value per common share	$20.85	$20.70	$20.60	$20.26	$19.93
Tangible book value per common share	$17.89	$17.74	$18.26	$17.69	$17.35
Tier 1 capital to average assets - Capital Bank, N.A.	12.1%	11.7%	12.0%	11.4%	10.8%
Tier 1 capital to risk weighted assets – Capital Bank, N.A.	17.4%	17.1%	17.5%	16.4%	16.1%
Total capital to risk weighted assets – Capital Bank, N.A.	18.7%	18.3%	18.8%	17.6%	17.2%
Total assets	$7,083,880	$7,295,713	$6,237,178	$6,303,884	$6,453,216

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CAPITAL BANK FINANCIAL CORP.
QUARTERLY AVERAGE BALANCES AND YIELDS
(Dollars in thousands)
(Unaudited)

	Quarter Ended March 31, 2013			Quarter Ended December 31, 2012
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$4,628,838	$72,664	6.37%	$4,742,452	$72,004	6.04%
Investments	1,006,647	3,549	1.43%	1,074,700	3,470	1.28%
Interest bearing deposits	586,345	371	0.26%	562,937	371	0.26%
Federal Home Loan Bank stock	38,866	490	5.11%	41,204	537	5.18%
Total interest earning assets	6,260,696	77,074	4.99%	6,421,293	76,382	4.73%
Non-interest earning assets	921,348			930,396
Total assets	$7,182,044			$7,351,689

Interest bearing liabilities:
Time	$1,986,343	$5,035	1.03%	$2,199,407	$5,281	0.96%
Money market	1,113,841	629	0.23%	1,104,390	913	0.33%
NOW	1,275,914	555	0.18%	1,246,897	791	0.25%
Savings	503,714	258	0.21%	467,009	343	0.29%
Total interest-bearing deposits	4,879,812	6,477	0.54%	5,017,703	7,328	0.58%
Short-term borrowings and FHLB advances	43,250	14	0.13%	45,971	16	0.14%
Long-term borrowings	170,912	2,499	5.93%	179,282	2,771	6.15%
Total interest bearing liabilities	5,093,974	8,990	0.72%	5,242,956	10,115	0.77%

Non-interest bearing deposits	888,834			892,615
Other liabilities	33,536			63,010
Shareholders’ equity	1,165,700			1,153,108
Total liabilities and shareholders’ equity	$7,182,044			$7,351,689

Net interest income and spread		$68,084	4.28%		$66,267	3.97%

Net interest margin			4.41%			4.11%

_______ * Presented on a fully tax equivalent basis

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CAPITAL BANK FINANCIAL CORP.
QUARTERLY AVERAGE BALANCES AND YIELDS
(Dollars in thousands)
(Unaudited)

	Quarter Ended March 31, 2013			Quarter Ended March 31, 2012
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$4,628,838	$72,664	6.37%	$4,253,444	$68,445	6.47%
Investments	1,006,647	3,549	1.43%	1,040,689	5,628	2.18%
Interest bearing deposits	586,345	371	0.26%	418,452	229	0.22%
Federal Home Loan Bank stock	38,866	490	5.11%	38,725	345	3.58%
Total interest earning assets	6,260,696	77,074	4.99%	5,751,310	74,647	5.22%
Non-interest earning assets	921,348			802,083
Total assets	$7,182,044			$6,553,393

Interest bearing liabilities:
Time	$1,986,343	$5,035	1.03%	$2,118,417	$5,463	1.04%
Money market	1,113,841	629	0.23%	897,119	1,299	0.58%
NOW	1,275,914	555	0.18%	1,081,588	825	0.31%
Savings	503,714	258	0.21%	308,681	267	0.35%
Total interest-bearing deposits	4,879,812	6,477	0.54%	4,405,805	7,854	0.72%
Short-term borrowings and FHLB advances	43,250	14	0.13%	217,480	490	0.91%
Long-term borrowings	170,912	2,499	5.93%	125,650	1,944	6.22%
Total interest bearing liabilities	5,093,974	8,990	0.72%	4,748,935	10,288	0.87%

Non-interest bearing deposits	888,834			750,822
Other liabilities	33,536			50,639
Shareholders’ equity	1,165,700			1,002,997
Total liabilities and shareholders’ equity	$7,182,044			$6,553,393

Net interest income and spread		$68,084	4.28%		$64,359	4.35%

Net interest margin			4.41%			4.50%

_______ * Presented on a fully tax equivalent basis

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CAPITAL BANK FINANCIAL CORP.
RECONCILIATION OF NON-GAAP MEASURES
CORE NET INCOME
(Dollars in millions)
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 31, 2013	March 31, 2013	December 31, 2012	December 31, 2012
Net income	$5.6	$5.6	$5.3	$5.3

	Pre-Tax	After-Tax	Pre-Tax	After-Tax
Adjustments
Non-Interest Income
	-	-	-	-
Non-Interest Expense
Non-cash equity compensation*	1.6	0.9	3.8	2.3
CVR Valuation (other expense)	2.6	2.6	-	-
Conversion and severance expense*(conversion and merger expense and salaries and employee benefits)	-	-	2.4	1.5
Legal and Merger fees (professional fees)	0.1	0.1	0.1	0.1
Loss on extinguishment of debt*	0.3	0.2	-	-
Impairment of intangible*	-	-	0.2	0.1
Taxes
Tax effect of adjustments*	(0.8)	N/A	(2.5)	N/A
Core Net Income	$9.4	$9.4	$9.3	$9.3

*Tax effected at an income tax rate of 39%

TANGIBLE BOOK VALUE
(In thousands, except per share data)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Total shareholders’ equity	$1,161,343	$1,156,031	$1,150,131	$1,017,683	$1,001,135
Less: Noncontrolling interest	-	-	-	(76,610)	(75,134)
Less: CBF proportional share of goodwill, core deposit intangibles, net of taxes**	(164,548)	(165,354)	(130,234)	(119,097)	(119,753)
Tangible book value	$996,795	$990,677	$1,019,897	$821,976	$806,248
Common shares outstanding	55,703	55,846	55,844	46,457	46,457
Tangible book value per share***	$17.89	$17.74	$18.26	$17.69	$17.35

 **Proportional share is calculated based upon our ownership percentage of TIB Financial, Capital Bank Corp. and Green Bankshares at each respective period.
***Tangible book value is equal to book value less goodwill and core deposit intangibles, net of related deferred tax liabilities.

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